United Security Bancshares Appoints Two New Members to Board of Directors

FRESNO, CA, September 30, 2021 - The Board of Directors of United Security Bancshares (the "Company")(NASDAQ: UBFO), the parent company of United Security Bank (the "Bank"), announced today the appointment of Heather Hammack and Dora Westerlund to the Company's and Bank's Boards of Directors, effective September 28, 2021.

Dennis R. Woods, President and Chief Executive Officer of the Company, stated: “We are delighted to welcome Dora and Heather to our Boards and look forward to the fresh perspectives and professional expertise they will bring to our meetings. Both are actively involved in our local community and will serve as excellent resources for both the Board and Management of the Company."

Heather Hammack is the President of Famous Software, LLC, one of the largest software solutions provider for the fresh produce industry. Heather is a graduate of California Polytechnic University, San Luis Obispo, where she received a degree in Agribusiness, with a concentration in Finance. Heather currently serves as a Business Advisory Council Member for the Craig School of Business at California State University, Fresno, and as a Dean's Advisory Council Member for the College of Agriculture, Food and Environmental Science at California Polytechnic University, San Luis Obispo.

Dora Westerlund is the President and CEO of Fresno Area Hispanic Foundation, which established the only bilingual business incubator in the western United States. An alumna of California State University, Fresno, she has strong ties to the Central Valley. Dora currently serves on the Board of Governors for California State University, Fresno, and on the St. Agnes Medical Center Board of Directors.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about the Company's board or its structure. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.